EXHIBIT 10.2

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made and entered into the 11th day of September, 2006 by and between EnteroMedics, Inc., a Minnesota, USA corporation, 2800 Patton Road, St. Paul, MN 55113 (“EnteroMedics”) and Atrotech OY, a limited liability company of Finland, having its corporate offices in, Tampere, Finland and with a mailing address at P.O. Box 28, FIN-33721, Tampere, Finland (“Atrotech”).

In consideration of the mutual promises and conditions herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atrotech and EnteroMedics (each, a “Party” and together, the “Parties”) hereby agree as follows:

1. Recitals.

a.	Atrotech and EnteroMedics are parties to an agreement entitled RF2 Development Agreement executed September 11, 2006, (“RF2 Agreement”) for the development of certain second generation implantable assemblies for use in treating obesity, including the implantable device subsystem (“NR2”) and the transmittal coil (“TC2”) (together, the “RF2 device”).

b.	Atrotech and EnteroMedics are interested in entering into this Agreement while retaining the supply portion of the RF1 Development Agreement (“RF1 Agreement”) to provide a continuing source of supply of product (“RF1 devices”) developed under the RF1 Agreement.

2. Sale. During the term of this Agreement, EnteroMedics agrees to buy from Atrotech and Atrotech agrees to sell to EnteroMedics the RF2 devices for use in the EM RF2 devices ordered by EnteroMedics under the terms of this Agreement.

3. Specifications The RF2 devices shall be manufactured under the specification created under the RF2 Agreement, as accepted by EnteroMedics.

4. Quantity Estimate and Delivery. A nonbinding estimate of EnteroMedics expected orders is attached as Exhibit A. The Parties acknowledge that Atrotech’s lead time for delivery of the RF2 devices is [ * ] from EnteroMedics’ issuance of the related firm order to Atrotech or receipt of RF2 device circuit assemblies from EnteroMedics. Each order to Atrotech will be accompanied by sufficient RF2 device electronic assemblies and lead extensions to complete the assembly of clinical devices. If Atrotech encounters any problem in delivering the RF2 devices according to the schedule of any purchase order, it shall notify EnteroMedics promptly and communicate any expected failure to deliver. If a completed RF2 device fails final test due to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

defective components provided by EnteroMedics (Scrap Unit), EnteroMedics shall pay a Scrap Fee to Atrotech in an amount equal to the price in Exhibit A,. Scrap Units shall be marked “Not for human use” and shipped to EnteroMedics, but such Scrap Units shall not be counted as units delivered under this Agreement.

Should EnteroMedics fail to order all the RF2 devices listed in Exhibit A within one (1) year from the Effective Date, EnteroMedics agrees to reimburse Atrotech for any components acquired by Atrotech, as well as Atrotech’s actual cost in building sub-assemblies. In order to claim such reimbursement, Atrotech shall present to EntroMedics invoices evidencing component costs and internal records detailing any costs of producing sub-assemblies.

5. Term. This Agreement shall become effective on the date listed above (“Effective Date”) and shall continue in effect until EnteroMedics no longer needs any RF2 devices, but in no case shall this Agreement extend longer than five (5) years from the Effective Date. If EnteroMedics fails to order any RF2 devices for a period of one (1) year, Atrotech may present reasonable out-of-pocket costs to Enteromedics which are necessary to maintain the manufacturing line in an idle state. Should EnteroMedics elect not to pay any agreed-upon costs, the Agreement shall terminate. If a Party ceases to conduct its operations in the normal course of business (including inability to meet its obligations as they mature); or in the event of such Party’s material breach of its obligations under this Agreement, which breach remains uncured for a period of thirty (30) days following notice of such breach, the other Party may, by written notice to such Party, immediately terminate this Agreement. The respective obligations of the Parties hereunder which by their nature or terms will continue beyond the termination or expiration of this Agreement, shall survive any such termination or expiration. If Atrotech intends to alter its business in any way that would endanger continued supply under this Agreement, such as an intent to cease dealing in this type of implanted device, Atrotech shall give EnteroMedics at least one year’s notice and shall provide EnteroMedics an opportunity to make a last one-time buy of RF2 devices in sufficient quantity for EnteroMedics to continue in business.

6. Purchase Price; Payment. Prices for RF2 devices are as listed in Exhibit A. EnteroMedics agrees that each purchase order submitted pursuant to this Agreement shall be for a [ * ]. AtroTech has the right to adjust the prices once a year to address possibly increasing out-of-pocket material and labor costs. If Atrotech believes a price increase is necessary it shall notify EnteroMedics at least 60 days before the end of the year under this Agreement, including data to support the increase in out-of-pocket costs to AtroTech. EnteroMedics may agree to the increase and continue the Agreement, or terminate this Agreement.

EnteroMedics agrees to pay Atrotech’s invoices for delivered RF2 devices within thirty (30) days from the invoice date. Delinquent balances beyond sixty (60) days are subject to carry charges of 12% per annum or the maximum rate permitted by law, whichever rate is less. Atrotech reserves the right at any time to revoke any credit extended to EnteroMedics because of EnteroMedics’s failure to pay for any RF2 devices when due or for any reason deemed good and sufficient by Atrotech, and in such event, all subsequent shipments shall be paid fifty percent (50%) at the time of placing an order, with the remaining fifty percent (50%) payable within the payment terms stated above.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7. Delivery. All RF2 devices are sold by Atrotech to EnteroMedics F.C.A. (Incoterms 2000) through Atrotech’s facility in Tampere, Finland. Atrotech reserves the right to make delivery of the RF2 devices in installments, unless otherwise specifically stipulated. All such installments shall be separately invoiced and paid for when due without regard to subsequent deliveries. Delay in delivery of any installment shall not relieve EnteroMedics of its obligation to accept remaining deliveries.

8. Warranty and Disclaimer.

a.	Atrotech makes no warranties that the RF2 devices are useful for the intended purposes of EnteroMedics. Atrotech warrants only that the RF2 devices meet all the requirements of the RF2 Agreement and are free from defects in material and workmanship for periods calculated from the date of delivery as follows: (a) for NR2 implanted parts, [ * ]; and (b) for TC2 external parts, [ * ]. Notwithstanding the foregoing, in no event shall the cumulative warranty periods for any RF2 devices, including repaired or replaced parts, extend beyond [ * ] from the date of expiration of the originally applicable warranty period. In the event that EnteroMedics wants to avail itself of this warranty, EnteroMedics shall inform Atrotech in writing without delay, and in any event within thirty (30) calendar days of EnteroMedics being put on notice of the defect. Said writing shall include a description of the defect, the affected RF2 device and RF2 device part, and other necessary information. EnteroMedics shall, immediately upon being put on notice of a defect in the RF2 device, avoid all usage of the RF2 device.

b.	In the event of a valid warranty claim, Atrotech shall, at its sole discretion, have the option of repairing or replacing the RF2 device, or the relevant part or parts, free of charge. In such cases, replaced parts may be either new or factory refurbished, at Atrotech’s discretion. In no event shall EnteroMedics have a right to return any RF2 device or part without the prior written consent of Atrotech. Upon receipt of prior written consent, EnteroMedics shall at its own cost properly package and ship the allegedly defective RF2 device or relevant part or parts to Atrotech.

c.

This warranty shall not extend to any RF2 device which has been: (a) subjected to unusual physical or other stress, misuse, neglect, accident or abuse, or damaged by any other external causes; (b) repaired or altered by any third party; (c) improperly installed by any third party; (d) used or maintained in violation of instructions furnished by Atrotech; (e) rendered defective due to materials, components, sub-assemblies, product specifications or design provided by EnteroMedics or any third party including the end user; (f) rendered in need of repair due to normal wear and tear; (g) rendered defective due to causes specific for EnteroMedics’ intended use (including, but not limited to, the stimulation/blocking parameters EnteroMedics intends to use); or (h) rendered defective or in need of repair due to any other cause which is not under the control of Atrotech. In the event that an implanted part is claimed to be defective, Atrotech shall have no liability

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

to pay for any costs related to surgery required to remove or re-implant any such part. For purposes of clarity, travel, per diem and other such costs are excluded from this warranty.

d.	EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8., ALL WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE RF2 DEVICE, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY ATROTECH OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

e.	EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS SUBJECT TO SECTION 9. OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL ATROTECH OR ITS AFFILIATES BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF ENTEROMEDICS OR ITS CUSTOMERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF GOODWILL, LOSS OF SHARE VALUE OR INVESTMENT, USE OF MONEY OR USE OF THE RF2 DEVICES, INTERRUPTION IN USE OR AVAILABILITY, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTIES, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, EXCEPT IN THE CASE OF PERSONAL INJURY CAUSED DESPITE THE PROPER USE OF THE RF2 DEVICES, IF AND TO THE EXTENT REQUIRED BY APPLICABLE LAW. IN NO EVENT WILL THE AGGREGATE LIABILITY WHICH ATROTECH OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR AFFILIATES MAY INCUR IN ANY ACTION OR PROCEEDING EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO ATROTECH BY ENTEROMEDICS FOR THE SPECIFIC RF2 DEVICE THAT DIRECTLY CAUSED THE DAMAGE.

f.	Atrotech shall not have any liability of any kind under this Agreement unless EnteroMedics gives Atrotech written notice of its claim within thirty (30) days after the date EnteroMedics knows or should have known of its claim and commences its action against Atrotech on or within one (1) year after such date. EnteroMedics shall not have any liability of any kind under this Agreement unless Atrotech gives EnteroMedics written notice of its claim within thirty (30) days after the date Atrotech knows or should have known of its claim and commences its action against EnteroMedics on or within one (1) year after such date.

9. Indemnification by EnteroMedics. EnteroMedics shall indemnify and hold harmless Atrotech and its directors, officers and employees from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a third party against Atrotech by reason of any claim of damage resulting from a product used by EnteroMedics in a clinical study or commercially sold by EnteroMedics unless such claim is due to defect in design or manufacturing supplied by Atrotech, taking in consideration any and all limitations regarding the design or manufacturing addressed in this Agreement. The foregoing obligation to indemnify is contingent upon EnteroMedics receiving prompt notice of any such claim and being tendered the right to control any defense or settlement of such claim.

10. Insurance. EnteroMedics shall, at its own cost and expense, maintain the following insurance policies covering EnteroMedics’ business and Atrotech: (a) comprehensive general liability insurance (including products liability and contractual liability coverage) with a liability limit of not less than [ * ] for any one occurrence and in the annual aggregate, and (b) excess liability insurance with a combined single limit of not less than [ * ] for any one occurrence and in the annual aggregate. EnteroMedics shall furnish to Atrotech certificates of such insurance within thirty (30) days of the execution of this Agreement. The certificates shall provide that ten (10) days prior written notice of cancellation or material change of the insurance to which the certificates relate shall be given to Atrotech. The fulfillment of the obligations hereunder in no way modifies EnteroMedics’ obligations to indemnify Atrotech. Any insurance carried by Atrotech shall be regarded as excess insurance and non-contributory.

11. Limitation on Liability. Notwithstanding anything herein to the contrary, in no event shall Atrotech be liable for damages of any kind (including incidental and consequential damages) whatsoever, regardless of the legal theory and whether arising in tort, contract or strict liability, in an amount greater than the purchase price of the RF2 devices with respect to which such claim is made.

12. Force Majeure.

a.	Delay or failure to carry out the duties imposed on either Party under this Agreement shall not be deemed a default and/or breach of this Agreement, if such failure or delay results from the occurrence of a circumstance of Force Majeure. Notwithstanding the foregoing, a circumstance of Force Majeure shall not excuse EnteroMedics’ obligation to make any accrued payments.

b.	Circumstances of Force Majeure are events:

i.	the occurrence of which is beyond the reasonable control of the affected Party; and

ii.	the occurrence of which was not reasonably foreseeable at the time of assumption of the obligation concerned; and

iii.	that prevent the performance of a contractual obligation or cause such performance to become unduly burdensome or delayed to the affected Party; or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

iv.	the effects of which are unavoidable only at a cost that is clearly disproportionate to the interest of the affected Party, taking into account the affected transaction as a whole, which shall include, but not be limited to:

(a)	transport damage, fire, explosions and other accidents;

(b)	general lack or failure of material, energy, other utilities or transportation facilities;

(c)	natural disaster and extreme climatic conditions;

(d)	strikes, lock-outs and other labor disputes;

(e)	war, revolution, demand or requirement of any government or non-issuance of any required permits or authorizations, or loss of certificate or license to sell; or

(f)	failure of a third party to perform or supply under a subcontract if such failure is likewise attributable to a circumstance of Force Majeure.

c.	The Party affected by Force Majeure shall promptly notify the other Party in writing of its emergence and shall also promptly inform the unaffected Party in writing of the termination of the condition giving rise to the occurrence of Force Majeure.

d.	If the condition of Force Majeure lasts more than six (6) months from the date of the above notification and has prevented either Party from performing its obligations in whole or in part, either Party shall have the right to terminate this Agreement by giving not less than thirty (30) days written notice to the other Party. Such notice cannot be given until after expiration of the six-month period.

13. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Finland without regard to its conflict of laws principles. All disputes arising out of or in connection with this Agreement shall be finally settled under the Arbitration Rules of the International Chamber of Commerce by one arbitrator appointed in accordance with said Rules. The arbitration shall be conducted in London, England, UK in the English language. The award shall be final and binding on the parties and enforceable in any court of competent jurisdiction. The prevailing party in any action brought in connection with this Agreement shall be entitled to recover, in addition to damages, its reasonable attorneys’ fees and costs incurred in connection therewith. Nothing herein shall be deemed to preclude the parties from enforcing any arbitration award by filing legal actions, including seeking injunctive relief against the other party, in any court of competent jurisdiction. Where one party owes the other monetary amounts for services performed or products delivered and such performance or delivery is not otherwise in dispute, then actions for such amounts need not be submitted to arbitration before seeking any other remedy for past due amounts in any court of competent jurisdiction. This Agreement shall expressly not be governed by the United Nations Convention for Contracts for the International Sale of Goods.

14. Authority; Compliance with Laws. Each Party represents and warrants that: (a) it has the power and authority to enter into this Agreement; (b) the execution of this Agreement, the performance of its obligations and duties hereunder does not and will not constitute a breach or violation of its organizational documents, its bylaws or any agreement, instrument, order, judgment, law, rule or decree by which it is bound or to which it or its assets are subject; and (c) this Agreement constitutes the legal, valid and binding obligations of it, enforceable against it in accordance with its terms. Each Party covenants to the other Party that: (a) in the performance of its obligations and duties under this Agreement, it shall comply with the provisions of all applicable foreign, federal, state and local laws, regulations, rules and orders (including obtaining and maintaining all applicable occupational or professional licenses and permits); and (b) it shall provide the other Party with all reasonably requested information and data which may be necessary from time to time in order for the other Party to comply with all reporting and notice provisions of any foreign, federal, state or local law.

Atrotech further represents, warrants and covenants that the RF2 devices will be manufactured, under good manufacturing practices which include compliance with ISO 13485. The Parties recognize that United State Food and Drug Administration (FDA) Quality System Rules (QSR) do not technically apply to the manufacture of clinical trial devices. However, Atrotech represents that its practices for manufacturing RF2 devices for clinical trial will be in substantial compliance with QSR. Before Atrotech manufactures any RF2 devices intended for commercial sale by EnteroMedics, Atrotech shall register its manufacturing facility with FDA and comply with the QSR.

15. Notices. All notices, requests, demands and other communications given hereunder or required by law shall be in writing and will be deemed to have been duly given: (a) when personally delivered; (b) when sent by fax to a Party at the fax number for such Party as listed on the signature page of this Agreement (provided that evidence of successful transmission is obtained); (c) one (1) business day after the day on which the same has been deposited, prepaid for overnight domestic delivery, with a national courier service providing evidence of delivery; or (d) five (5) business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed to the Party to whom such notice is to be given at the address following the signature of such Party on the signature page of this Agreement. Any Party may change its address, fax number or other information for the purpose of notices to that Party by giving written notice specifying such change to the other Party hereto.

16. Independent Contractor. Each Party shall be deemed to be an independent contractor with respect to the performance of its obligations and duties hereunder. Nothing in this Agreement or the arrangement for which it is written shall constitute or create a joint venture, partnership, agency or any other similar arrangement between the Parties. No Party hereto shall have the authority to assume or create obligations on behalf of the other Party, and no Party hereto shall take any action which has the effect of creating the appearance of its having such authority.

17. Amendment; Assignment. No amendment, supplement or modification of any provision of this Agreement will be effective unless made in writing that specifically identifies this Agreement and the provision intended to be amended, supplemented or modified and is signed by authorized officers of Atrotech and EnteroMedics. Each such amendment, supplement or modification will be effective only in the specific instance and for the specific purpose for which given. Neither Party may assign this Agreement or delegate any of its obligations hereunder, in whole or part and whether by operation of law or otherwise, without prior written consent of the other Party. Notwithstanding the foregoing, EnteroMedics is free to assign this Agreement as part of a sale or transfer of the assets of that portion of the business of EnteroMedics to which this Agreement pertains. The rights, duties, and obligations of the Parties under this Agreement shall inure to the benefit of and shall be binding upon their respective permitted successors and assigns.

18. Severability. If any provision of this Agreement is found to be invalid, illegal or unenforceable in any jurisdiction, for any reason, then, to the full extent permitted by law: (a) all other provisions hereof will remain in full force and effect in such jurisdictions and will be liberally construed in order to carry out the intent of the Parties hereto as nearly as may be possible; (b) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof; and (c) any court or arbitrator having jurisdiction thereover will have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

19. Entire Agreement; Further Assurance. This Agreement, together with the Exhibits attached hereto, contains the final, complete and exclusive statement of the agreement between the Parties with respect to the transactions contemplated herein and all prior written agreements and all prior and contemporaneous oral agreements with respect to the subject matter hereof are merged herein. The rights and obligations of the Parties with respect to the purchase and sale of the RF2 devices shall be made and governed exclusively by the terms and conditions of this Agreement, notwithstanding any different or additional terms in the Parties’ purchase orders, change orders, order acknowledgements, invoices or other documents. The terms and conditions of this Agreement, as supplemented by the terms on a purchase order, order acknowledgement, invoice or other document as allowed by this Agreement, limited to amount, price, and delivery, shall be the exclusive terms and conditions governing the purchase and sale of the RF2 devices. Each Party hereby expressly objects to any different or additional terms or conditions contained in the other Party’s documents. Each party hereto agrees to take (or cause others to take) such other action and to execute and deliver (or cause others to execute and deliver) such other agreements, certificates or documents as may be reasonably necessary or desirable to carry out the provisions of this Agreement.

IN WITNESS WHEREOF, Atrotech and EnteroMedics have caused this Supply Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

Atrotech OY

By:	/s/ Pasi Talonen
Name:	Pasi Talonen
Title:	CEO September 15, 2006

Address:	P.O. Box 28
FIN-33721
Tampere, Finland
Attention: Tommi Majaus
Phone:	+358 3383 1323
Fax:	+358 3383 1324

EnteroMedics INC.

By:	/s/ Mark B. Knudson
Name:	Mark B. Knudson
Title:	September 12, 2006

Address:	2800 Patton Road St. Paul, Minnesota 55113

Exhibit A:

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.